UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2026

Apogee Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-41740	93-4958665
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

221 Crescent Street, Building 17, Suite 102b,

Waltham, MA, 02453

(Address of Principal Executive Offices, including Zip Code)

(650) 394-5230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	APGE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

On March 23, 2026, Apogee Therapeutics, Inc. (the “Company”) issued a press release and made publicly available a data presentation announcing positive maintenance data from Part A of the Phase 2 APEX clinical trial of zumilokibart (APG777), its potentially best-in-class anti-IL-13 antibody, in patients with moderate-to-severe atopic dermatitis (“AD”). The Company will host a conference call and webcast today, Monday, March 23, 2026, at 8:00 a.m., Eastern Time, to discuss the data results.

Copies of the press release and the data presentation are furnished as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The exhibits furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On March 23, 2026, the Company announced positive maintenance data from Part A of the Phase 2 APEX clinical trial of zumilokibart (APG777) in patients with moderate-to-severe AD.

Zumilokibart (APG777) Phase 2 Part A Key 52-Week Results

The APEX Phase 2 clinical trial is a randomized, placebo-controlled study evaluating zumilokibart in patients with moderate-to-severe AD. In July 2025, the Company announced the APEX Phase 2 Part A 16-week results.

The 52-week maintenance portion of the trial evaluated 360mg of zumilokibart administered at 3- and 6-month maintenance dosing intervals. Results focused on two analysis populations: the Week 16 zumilokibart responder population and the full 52-week zumilokibart-treated population. At Week 52, zumilokibart demonstrated durable maintenance of response among Week 16 responders, with deepening of efficacy across the full treated population for all lesion and itch endpoints.

Initial 52-week findings from the trial include:

•	Eczema Area and Severity Index (“EASI”) 75 maintenance of response of 75% for 3-month dosing and 85% for 6-month dosing among the Week 16 responder population, and overall response of 88% for 3-month dosing and 81% for 6-month dosing among all patients;

•	Validated Investigator’s Global Assessment (“vIGA”) 0/1 maintenance of response of 86% for 3-month dosing and 78% for 6-month dosing among the Week 16 responder population, and overall response of 72% for 3-month dosing and 52% for 6-month dosing among all patients;

•	77% reduction of Itch NRS for 3-month dosing and 67% reduction of Itch NRS for 6-month dosing among the Week 16 responder population, and overall response of 73% for 3-month dosing and 64% for 6-month dosing among all patients;

•	EASI 90 overall response of 75% for 3-month dosing and 48% for 6-month dosing, respectively, among all patients;

•	EASI 100 overall response of 41% for 3-month dosing and 19% for 6-month dosing, respectively, among all patients;

•	Observed deepening of response across all lesional and itch endpoints with both every 3- and 6-month dosing; and

•	Zumilokibart was well tolerated across the full 52-week study with a safety profile generally consistent with other agents in the class.

o	71.4% of patients receiving at least one dose of zumilokibart experienced treatment-emergent adverse events (“TEAEs”).

o	Serious TEAEs were rare for patients receiving at least one dose of zumilokibart (0.8%).

o	Discontinuation rate was low due to TEAEs for patients receiving at least one dose of zumilokibart (3.4%).

o	Across the 52-week treatment period, the most common TEAEs (occurring in ≥5% of patients) were noninfective conjunctivitis (13.4%), upper respiratory tract infection (12.6%), nasopharyngitis (9.2%) and dermatitis atopic (5.0%).

APEX Part B is a placebo-controlled dose optimization trial with 347 patients randomized 1:1:1:1 to high-, medium- or low-dose zumilokibart versus placebo. Part B 16-week data are expected in the second quarter of 2026. Based on today’s results and anticipated Part B induction data, subject to clinical and regulatory outcomes, the company plans to begin Phase 3 trials of zumilokibart in the second half of 2026 enabling a potential commercial launch in 2029 in what the Company believes could be a $50 billion AD market.

Anticipated 2026 Key Milestones

The Company described expected data readouts and milestones for 2026:

•	Zumilokibart Phase 2 APEX Part B (16-week) induction data readout – expected Q2 2026

•	Initiation of zumilokibart Phase 3 trial in AD – expected 2H 2026 enabling potential launch in 2029

•	Phase 1b head-to-head clinical trial of APG279 (APG777+APG990) vs. DUPIXENT for moderate-to severe AD fully enrolled with 24-week readout remaining on track – expected 2H 2026

•	Announce further clinical trial plans for zumilokibart in asthma and eosinophilic esophagitis in 2H 2026

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

EXHIBIT INDEX

Exhibit No.	Description

99.1	Data Press Release, dated March 23, 2026

99.2	Data Presentation, dated March 23, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apogee Therapeutics, Inc.

Date: March 23, 2026	By:	/s/ Michael Henderson, M.D.
Michael Henderson, M.D.
Chief Executive Officer